Robert N. Wilkinson, Esq.
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October 29, 2007

MVP Network, Inc.
110 North Jefferson Avenue
St. Louis, Missouri  63103

Ladies and Gentlemen:

        I have acted as counsel to MVP Network, Inc., a Nevada corporation ("MVP Network"), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated November 22, 2006, by and among MVP Network, MVP Network Online Games, Inc., a Nevada corporation ("MVP Online Games"), and MVP Merger Corp., a Nevada corporation and wholly owned subsidiary of MVP Network ("Merger Sub"), pursuant to which Merger Sub will merge with and into MVP Online Games, with MVP Online Games as the surviving corporation (the "Merger").

        The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of MVP Network, which includes the information statement/prospectus relating to the Merger (the "Information Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement or the Registration Statement.

        In connection with this opinion, I have examined and am familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as I have deemed necessary or appropriate for purposes of my opinion, including statements made in customary representation letters delivered by MVP Network, Merger Sub and/or MVP Online Games. In addition, I have assumed, without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Information Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach or amendment thereof, and (ii) the continuing truth and accuracy at all relevant times of the statements, representations and warranties made by MVP Network, Merger Sub and MVP Online Games in the Merger Agreement, the Information Statement/Prospectus and in the representation letters delivered by such parties.

        Based on my examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, I am of the opinion that, for federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the discussion contained in the Registration Statement under the caption "The Merger - Material United States Federal Income Tax Consequences of the Merger," subject to the assumptions, exceptions, limitations and qualifications described therein, is accurate in all material respects. In the event any one of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which I have relied to issue this opinion is incorrect, my opinion might be adversely affected and may not be relied upon.

        This opinion represents and is based upon my best judgment regarding current federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. My opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. No assurance can be given that future legislative, judicial or administrative changes will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, I undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        This opinion addresses only the qualification of the Merger as a "reorganization" as defined in Code Section 368(a). This opinion does not address any other federal tax consequence or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Merger Agreement or undertaken in connection with or in contemplation of the Merger).

        This opinion is furnished to you for use in connection with the Registration Statement. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the captions "Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do I thereby admit that I am an expert with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Robert N. Wilkinson
Robert N. Wilkinson

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